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                                                                   EXHIBIT 10.23

                                November 6, 1998


Mr. Jay M. Gratz
1242 N. Astor
Chicago, IL 60610

Dear Jay:

     This letter constitutes an amendment of the agreement dated January 28, 1998 between you and Inland Steel Industries, Inc. ("Industries") relating to a change in control of Industries (the "Agreement").

     The sale of Inland Steel Company to Ispat International (the "ISC Sale") constituted a "Change in Control" within the meaning of the Agreement. Under the terms of the Agreement, you would become entitled to certain compensation in accordance with Section 4 thereof if your employment were to be terminated within two years of the Change in Control either by Industries other than for "Cause" or by you for "Good Reason".

     You and Industries have agreed that you will continue in the employ of Industries as its Vice President and Chief Financial Officer through November 30, 1998 and, thereafter, will be employed by Ryerson Tull, Inc. ("RT"). You will be entitled to a change in control agreement from RT and have agreed that you will not be entitled to severance benefits under paragraph 4(iii)(B) of the Agreement upon your termination of employment with Industries or RT.

     The Compensation Committee of Industries' Board of Directors has agreed that you shall be entitled to cash in lieu of shares issuable upon exercise of options awarded to you prior to the Change in Control at the Change in Control Price defined in subparagraph 4(iii)(D) of the Agreement at any time on or before the third anniversary of this letter (but not beyond the original term of any such option).

     Upon your termination of employment with RT for any reason, you shall be entitled to life, disability, accident and health insurance benefits and other employee fringe benefits to the same extent as an employee who retires from Industries on a Rule of 65 retirement on the date hereof.
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J.M. Gratz
Page 2

     In order to induce you to continue in the employ of RT and to assure RT of your continued service through at least the second anniversary of the date of this letter, you will be entitled to a lump sum payment described in the following provisions of this paragraph on the earlier of January 1, 2001 or the date on which your employment with RT is terminated for any reason (such earlier date being the "Determination Date"). In consideration thereof, you agree that, in the event of your termination of employment with RT, you will consult with RT for a reasonable per diem payment (i) with respect to matters relating to or arising out of the ISC Sale for a period of two years from the date thereof, and
(ii) with respect to all other matters relating to Industries for a period of two years from the date of the Merger. Such lump sum shall be in lieu of (i) the payment, if any, to which you would otherwise be entitled under paragraph 4(v) of the Agreement and (ii) all retirement benefits accrued by you under all non-tax-qualified defined benefit pension plans maintained by Industries or RT, including Industries' and RT's Supplemental Retirement Benefit Plans for Covered Employees and Industries's Special Retirement Benefit Plan for Covered Employees (collectively, the "Non-Qualified Plans"). Such lump sum payment shall be equal to the excess of (x) the actuarial equivalent of the retirement pension which you would have accrued as of the Determination Date under Industries' and RT's tax-qualified and non-tax-qualified defined benefit pension plans assuming no change in the pension formula in effect on the date hereof, but calculated as if you were Rule of 65 eligible and had accumulated (after the Determination Date) an additional thirty-six months of age and service credit at the higher of the rate of your average compensation during the twelve months ended July 16, 1998 or the rate of average compensation used to calculate your benefits under such plans immediately preceding the Determination Date, over (y) the actuarial equivalent of the retirement pension, which you have accrued on the Determination Date under the tax qualified defined benefit pension plans maintained by Industries and RT.

     Assume, for example, that your employment with RT were to terminate on September 1, 2000 and that you were then age 48, and had accrued 25 years of service. The actuarial equivalent of the aggregate annual retirement pension to which you would then be entitled under all tax-qualified and non-tax-qualified ISI and RT defined benefit pension plans would first be calculated as if you were then age 51 with 28 years of service and were eligible for Rule of 65 (and disregarding any change in the pension formula after the date hereof). That amount would be reduced by the actuarial equivalent of the annual retirement pension which you in fact accrued through September 1, 2000 under the ISI and RT tax-qualified defined benefit pension plans on the basis of your 25 actual years of service and your actual age 48 and taking into account any applicable amendments to the pension formula.
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J.M. Gratz
Page 3

     Actuarial equivalence of the deemed amount or actual amount of a retirement pension shall be determined in each instance taking into account any early retirement subsidy associated therewith, shall be calculated assuming payment as a straight life annuity commencing at age 65 or any earlier date, but in no event earlier than the second anniversary of the Determination Date, whichever annuity yields a greater benefit, and shall be determined on the basis of an interest rate of 5.1% (the rate used for such purposes on the date hereof) life only payment form, UP84 Mortality Table and on the basis of such other assumptions as may be utilized under the RT tax-qualified pension plan for purposes of determining lump sum payments under that plan as of the Determination Date.

     You have agreed that, for the two-year period commencing on the date hereof, you will not be employed by or provide consulting or other services to any of A.M. Castle & Co., Friedman Industries, Incorporated, Huntco Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co. or Steel Technologies Inc. or to any successor thereto. In consideration for your agreement to refrain from providing such services, the Industries has agreed to pay you $150,000 no later than five business days after the date hereof. You agree that money damages would not be adequate to compensate the Industries should you breach the foregoing agreement, and you agree, therefore, that the Industries shall be entitled to enjoin you from providing any such services in the event of any actual or threatened breach by you.

     The foregoing benefits shall be in lieu of the severance benefits and all other benefits to which you would otherwise be entitled under Section 4 of the Agreement; provided, however, that you shall continue to be entitled to the benefits of subparagraph 4(iii)(F) through 4(iii)(I) of the Agreement (relating to legal costs and excise taxes). You shall not be entitled to any benefits under the Agreement with respect to any change in control of the Industries or RT occurring after the date of this letter.

     Except as modified above, all other provisions of this Agreement shall continue in full force and effect. If the foregoing properly reflects our understanding, please sign the enclosed copy of this letter and return it to my attention.


                                                Very truly yours,

                                                /s/ Robert J. Darnall

                                                Robert J. Darnall
                                                Chairman

Agreed to this 6th day of November 1998


/s/ Jay M. Gratz
-------------------------
Jay M. Gratz